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                                                                  Exhibit 99.1

                                                               [CABLECOM LOGO]


Cablecom Announces Principal Terms of Financial Restructuring

100% of Lenders Grant Interest Moratorium to Permit Restructuring to be
Finalised.


Zurich, 19th June 2003 - Cablecom today announced that its Board of Directors has been advised that 100% of its lenders and other holders of economic interests in Cablecom's CHF 3.8 billion of bank debt have agreed upon the principal terms and parameters for the restructuring of that debt. Cablecom's Board and management believe the financial restructuring will provide the Company with a stable, long term capital structure and strengthen the company's ability to compete in its core markets.

The principal terms for the financial restructuring are:

o The outstanding principal amount of the debt would be reduced from approximately CHF 3.8 billion to approximately CHF 1.7 billion.

o The facility would be split into two tranches, one with a final maturity date of 31 December 2009 and one with a final maturity date of 30 June 2010.

o The company's lenders would acquire control of substantially all of the company's share capital, with NTL Europe's remaining interest being acquired by certain members of the new shareholder group.

o At the time of the consummation of the restructuring, the additional equity capital would be raised through a rights offering to the new shareholder group.

Cablecom's management issued the following statement: "Management is of the view that the terms of the restructuring will strengthen the company's balance sheet and will provide Cablecom with a lasting financial solution and the flexibility to assert its long-term, competitive position in the Swiss telecommunication and media markets. The company can once again focus all of its attention on and invest in its core businesses - radio and television, cablecom highspeed internet and the introduction of Cablecom digital phone service, as well as being even better positioned to address the key concerns of our business customers. Cablecom has invested approximately CHF 1.5 billion in its infrastructure over recent years. Once the restructuring is completed, the company will continue that expansion and position itself as the leading provider of competitive telecommunication and media services in Switzerland. Further, the restructuring will not alter or modify the company's current positive relationship with its employees, customers, partners and suppliers."


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The proposed restructuring is subject to various closing conditions, including the negotiation, completion and execution of definitive documentation. Although no assurance can be given that such documentation will be completed, as a result of the recent agreement on principal terms, Cablecom's Board of Directors remains optimistic that a definitive restructuring will be completed shortly. In that regard, the company also announced that its lenders have agreed to a moratorium on the payment of interest on the facility. That moratorium should permit the company to operate on a positive cash flow basis while definitive documentation is completed. The interest moratorium currently runs through 30 June 2003 (the current maturity date of the facility) but, along with the maturity date, is expected to be extended to at least 31 July 2003.

Cablecom currently supplies approximately 1.5 million households, and has approximately 1400 staff, making it the leading cable network provider in Switzerland. As a multiservice provider, Cablecom offers solutions in the areas of analogue and digital cable TV and radio, broadband Internet, telephone services and business applications.

For further information, please contact:
Cablecom Media Relations
Stephan Howeg, Head of Communications
Tel.: +41 1 277 99 75
Fax: +41 1 277 95 88
E-mail: MEDIA.RELATIONS@CABLECOM.CH